Exhibit 99
Wendy’s International, Inc. Announces 2008 Second Quarter Results
▪	Company generated continuing operations net income of $19.9 million and EBITDA of $69.0 million

▪	Company produced continuing operations adjusted net income of $26.1 million and adjusted EBITDA of $79.1 million

▪	Quarterly U.S. same-store sales were positive
     DUBLIN, Ohio (August 5, 2008) – Wendy’s International, Inc. (NYSE: WEN) today announced its financial results for the second quarter of 2008, which ended on Sunday, June 29.
▪	Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations of $69.0 million, compared to $84.7 million for the second quarter of 2007;

▪	Income from continuing operations of $19.9 million, compared to $29.3 million for the second quarter of 2007; and

▪	Diluted earnings per share (EPS) from continuing operations of $0.22, compared to $0.33 for the second quarter of 2007.
These results include 2008 pre-tax expenses related to the Board of Directors’ Special Committee of $8.6 million and $1.5 million of restructuring charges, and include 2007 pre-tax Special Committee expenses of $4.7 million and restructuring charges of $5.9 million.
     Excluding 2008 and 2007 expenses related to the Special Committee and restructuring charges, the Company reported for the second quarter of 2008:
▪	Adjusted EBITDA from continuing operations of $79.1 million, compared to $95.3 million for the second quarter of 2007;

▪	Adjusted income from continuing operations of $26.1 million, compared to $35.9 million for the second quarter of 2007; and

▪	Adjusted diluted EPS from continuing operations of $0.30, compared to $0.41 for the second quarter of 2007.

	Including expenses				Excluding expenses[1]
	2Q 2008		2Q 2007		2Q 2008		2Q 2007
Income from continuing operations	$19.9	million	$29.3	million	$26.1	million	$35.9	million
Diluted EPS from continuing operations	$0.22		$0.33		$0.30		$0.41
EBITDA from continuing operations	$69.0	million	$84.7	million	$79.1	million	$95.3	million

[1]	See reconciliations below. Adjusted income from continuing operations, EBITDA and EPS excludes expenses related to the Board’s Special Committee and restructuring charges.

     There were several items affecting the comparability of 2008 second-quarter adjusted results to a year ago, including higher commodity costs of approximately $11 million, which were 220 basis points higher as a percentage of sales in the U.S., compared to a year ago, due primarily to rising grain and fuel prices. Profits were also impacted by higher 2008 breakfast investments of $4.7 million. Also, in 2007 the Company recorded $4.5 million in insurance proceed settlement gains for damages incurred due to Hurricane Katrina. There was no similar insurance settlement in 2008.
     Wendy’s® Chief Executive Officer and President Kerrii Anderson said: “We generated nearly $80 million in adjusted EBITDA and achieved slightly positive same-store sales during the quarter in a challenging operating environment. We are working to build on our performance in the second half of 2008 as we finalize our merger with Triarc. Our highest priority is to drive transactions and profitable same-store sales with a balance of premium products, like our Baconator® and Frosty™ Shakes, and enhancements to our value menu for consumers. We are also working on menu management and supply chain initiatives to offset soaring commodity costs that are affecting Wendy’s and the restaurant industry.”
     Anderson added: “As we look to complete our merger with Triarc, everyone in our organization is focused on improving business going forward. We are committed to innovation and continue to focus on our quality heritage by spotlighting our fresh beef, premium chicken, new Frosty shakes and new salads. In the second quarter, we launched our new “Waaaay Better” marketing campaign and are pleased to report it is gaining high awareness among consumers. Finally, we have been focused on strengthening relations with our franchisees and open communications with our employees, and we continue to work constructively with Triarc to develop a comprehensive integration plan and organizational structure that will support enhanced operating performance at both Wendy’s and Arby’s.”
     Due to the pending merger with Triarc, management does not plan to provide detailed earnings guidance or a commodity outlook for the remainder of 2008. In addition, management does not plan to hold a conference call to discuss second-quarter results.
Product promotions highlight Wendy’s premium quality
     This month, the Company is featuring its premium Baconator hamburger and popular Frosty Shakes, with a promotion highlighting Wendy’s signature Frosty brand and its hot and juicy hamburgers.
     Wendy’s is currently testing several additions to its breakfast menu, including a new Mornin’ Melt™ Panini, a premium breakfast sandwich that’s grilled fresh on sourdough bread, and a new hand-crafted cinnamon roll served warm with vanilla icing.
     In July, the Company re-launched its premium salad lineup with national advertising, featuring the transition from cold chicken to a warm chicken fillet available in three varieties – Grilled, Homestyle, or Spicy – on its entrée salads.
     During the second quarter, Wendy’s introduced its new Frosty Shakes, which are hand-spun in three flavors: Vanilla Bean, Chocolate Fudge and Strawberry. The shakes highlight Wendy’s commitment to quality, using syrups made from real vanilla beans, five kinds of cocoa and real strawberries. Wendy’s offered for a limited-time in May its premium Southwest Chicken Caesar Salad. Also, the Company launched its new Chicken Go Wraps, featuring a center-cut, chicken breast fillet – available Grilled, Homestyle, or Spicy – with cheddar cheese, fresh lettuce and Ranch or Honey Mustard sauce wrapped in a warm flour tortilla.
     In addition, Wendy’s raised more than $1.7 million dollars during its annual Father’s Day Frosty Weekend event in June to support the Dave Thomas Foundation for Adoption. This includes about $260,000 raised in Wendy’s Canadian restaurants.

Wendy’s International, Inc. overview
     Wendy’s International, Inc. is one of the world’s largest and most successful restaurant operating and franchising companies. More information about the Company is available at www.wendys-invest.com.
Pending Merger
In connection with the proposed merger, Triarc filed an amended Registration Statement on Form S-4 on August 4, 2008 with the SEC (Registration No. 333-151336) that includes a preliminary joint proxy statement of Triarc and Wendy’s and that also constitutes a preliminary prospectus of Triarc. Before making any voting decision, Triarc and Wendy’s urge investors and security holders to read the definitive joint proxy statement/final prospectus regarding the proposed merger when it becomes available because it will contain important information. Triarc and Wendy’s each will mail the definitive proxy statement/final prospectus to its stockholders.  You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Triarc’s website (www.triarc.com ) under the heading “Investor Relations” and then under the item “SEC Filings and Annual Reports.” You may also obtain these documents, free of charge, from Wendy’s website (www.wendys.com) under the tab “Investors” and then under the heading “SEC Filings.”
Triarc, Wendy’s and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Triarc and Wendy’s stockholders in favor of the stockholder approvals required in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Triarc and Wendy’s stockholders in connection with the stockholder approvals required in connection with the proposed merger is set forth in the proxy statement/prospectus contained in the above-referenced Registration Statement on Form S-4. You can find information about Triarc’s executive officers and directors in its Amendment No. 2 to its Form 10-K filed with the SEC on April 25, 2008. You can find information about Wendy’s executive officers and directors in its Amendment No. 1 to its Form 10-K filed with the SEC on April 28, 2008. Additional information about Triarc’s executive officers and directors and Wendy’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4. You can obtain free copies of these documents from Triarc and Wendy’s using the contact information above.
INVESTOR CONTACTS:
John Barker (614) 764-3044 or john_barker@wendys.com
Marsha Gordon (614) 764-3019 or marsha_gordon@wendys.com
Kim Messner (614) 764-6796 or kim_messner@wendys.com
MEDIA CONTACTS:
Denny Lynch: (614) 764-3553 or denny_lynch@wendys.com
Bob Bertini: (614) 764-3327 or bob_bertini@wendys.com

Appendix
2nd Quarter Financial Information
     The Company reported retail sales of $556.1 million in the second quarter of 2008, compared to $558.3 million in the second quarter of 2007. The Company had 42 fewer company-operated restaurants open at the end of the second quarter compared to the same quarter a year ago. During the quarter, the Company sold 14 stores to franchisees.
▪	The total number of system-wide Wendy’s restaurants as of June 29, 2008, was 6,625, compared to 6,661 as of the end of the same quarter a year ago.

▪	U.S. company-operated restaurant EBITDA margins were 9.4% in the second quarter of 2008, compared to 12.1% in the second quarter of 2007. The year-over-year difference is due primarily to higher commodity costs, lower transactions and higher breakfast expense, partially offset by menu price increases.

▪	Total company-operated restaurant EBITDA margins were 9.3% in the second quarter of 2008, compared to 11.8% one year ago.

▪	As previously announced, second-quarter same-store sales at U.S. company-operated restaurants increased 0.1%, compared to an increase of 0.7% in the second quarter of 2007. Second-quarter same-store sales at U.S. franchise restaurants increased 1.1%, compared to an increase of 0.4% in the second quarter of 2007.

The Company’s results from continuing operations include the impact of:

•	Franchise revenues – $75.8 million in the second quarter of 2008, compared to $74.6 million in the second quarter of 2007.

•	Cost of sales – $345.4 million, or 62.1% of retail sales, in the second quarter of 2008, compared to $337.2 million, or 60.4% of retail sales, in the second quarter of 2007. The year-over-year difference is due primarily to increased commodity costs (up 220 basis points in the U.S. as a percentage of sales) and a decline in transactions, partially offset by menu price increases.

•	Company restaurant operating costs – $156.2 million, or 28.1% of sales, in the second quarter of 2008, compared to $152.4 million, or 27.3% of sales, in the second quarter of 2007. The year-over-year difference as a percentage of sales includes investments related to the Company’s new breakfast program and other cost increases.

•	Operating costs – $8.1 million in the second quarter of 2008, compared to $4.9 million in the second quarter of 2007. The year-over-year increase is due primarily to higher franchise incentives of $0.8 million and higher breakfast advertising support for franchisees of $2.3 million.

•	General and administrative expense – $45.3 million, or 7.2% of revenue, in the second quarter of 2008, compared to $51.4 million, or 8.1% of revenue, in the second quarter of 2007. The year-over-year difference includes lower product testing costs, lower bonus accruals and lower professional and legal fees.

•	Restructuring costs – $1.5 million in the second quarter of 2008. This compares to $5.9 million in restructuring costs in the second quarter of 2007.

•	Special Committee related charges – $8.6 million in the second quarter of 2008 in expenses related to the Board’s Special Committee, compared to $4.7 million in the second quarter of 2007. The Company announced the formation of the Special Committee on April 26, 2007.

•	Other income/expense – $2.0 million of income in the second quarter of 2008, compared to $8.0 million of income in the second quarter of 2007. The year-over-year change is due primarily to 2007 insurance proceed settlement gains of $4.5 million for damages incurred due to Hurricane Katrina. There was no similar insurance settlement in 2008.

•	Interest – Interest expense of $9.0 million in the second quarter of 2008, compared to $10.9 million in the second quarter of 2007. The year-over-year decrease reflects the retirement of the debt associated with the sale of approximately 40% of the 2007 U.S. royalty stream. Interest income of $1.8 million in the second quarter of 2008, compared to $2.6 million a year ago, reflects a decrease in interest rates as well as lower cash balances.

•	Taxes – The Company’s second-quarter tax rate was 37.5%. This compares to 38.2% in the second quarter of 2007.
Second-Quarter Average Same-Store Sales Summary

	2Q 2008	2Q 2007
U.S. Company	0.1%	0.7%
U.S. Franchise	1.1%	0.4%
Monthly Average Same-Store Sales Summary for April, May and June

	Apr 2008	Apr 2007	May 2008	May 2007	Jun 2008	Jun 2007
U.S. Company	0.2%	0.6%	-0.7%	0.9%	0.7%	0.6%
U.S. Franchise	1.1%	0.5%	0.4%	0.5%	2.0%	0.0%
Disclosure regarding non-GAAP financial measures
     The Company uses adjusted income and adjusted EPS from continuing operations as internal measures of operating performance. Management believes adjusted income and adjusted EPS from continuing operations provide a meaningful perspective of the underlying operating performance of the business.
     EBITDA is used by management as a performance measure for benchmarking against its peers and competitors. The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry. EBITDA is not a recognized term under GAAP.
     The Company also uses adjusted EBITDA, which accounts for certain items unrelated to ongoing operations, as an internal measure of business operating performance. Management believes adjusted EBITDA provides a meaningful perspective of the underlying operating performance of the business.
     Company EBITDA margins from continuing operations consist of operating income plus depreciation and amortization divided by revenue.
     Company-operated restaurant EBITDA margins consist of sales from company-operated restaurants minus cost of sales from company-operated restaurants minus company restaurant operating costs divided by sales from company-operated restaurants.
EBITDA and Adjusted EBITDA Reconciliations
The following are reconciliations of 2008 and 2007 second-quarter reported operating income to second-quarter EBITDA from continuing operations and adjusted EBITDA:

	2nd Quarter	2nd Quarter
	2008	2007
Reported operating income	$39.0 million	$55.7 million
Depreciation and amortization	$30.0 million	$29.0 million

EBITDA from continuing ops	$69.0 million	$84.7 million
Restructuring charges	$ 1.5 million	$ 5.9 million

	2nd Quarter	2nd Quarter
	2008	2007
Special Committee expenses	$8.6 million	$4.7 million

Adjusted EBITDA from continuing ops	$79.1 million	$95.3 million

Income and EPS Reconciliations
The following are reconciliations of 2008 and 2007 second-quarter income from continuing operations to second-quarter adjusted income from continuing operations:

	2nd Quarter	2nd Quarter
	2008	2007
Income from continuing operations	$19.9 million	$29.3 million
Restructuring charges, net of tax (1)	$0.9 million	$3.7 million
Special Committee expenses, net of tax (1)	$5.3 million	$2.9 million

Adjusted income from continuing ops	$26.1 million	$35.9 million

Diluted shares	88.5 million	88.3 million
Adjusted diluted EPS from continuing ops	$0.30	$0.41

(1)	After tax amounts are computed using a tax rate of 38%.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)
	Second Quarter Ended
	6/29/2008	7/1/2007	$ Change	% Change
REVENUES
Sales	$556,085	$558,312	$(2,227)	-0.4%
Franchise revenues	75,838	74,600	1,238	1.7%

TOTAL REVENUES	631,923	632,912	(989)	-0.2%

COSTS & EXPENSES
Cost of sales	345,373	337,177	8,196	2.4%
Company restaurant operating costs	156,205	152,405	3,800	2.5%
Operating costs	8,076	4,852	3,224	66.4%
Depreciation of property & equipment	29,886	28,749	1,137	4.0%
General & administrative expenses	45,310	51,391	(6,081)	-11.8%
Restructuring and special committee related charges	10,053	10,605	(552)	-5.2%
Other income, net	(2,005)	(8,011)	6,006	-75.0%

TOTAL COSTS & EXPENSES	592,898	577,168	15,730	2.7%

OPERATING INCOME	39,025	55,744	(16,719)	-30.0%

Interest expense	(8,998)	(10,898)	1,900	17.4%
Interest income	1,837	2,551	(714)	-28.0%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	31,864	47,397	(15,533)	-32.8%

INCOME TAXES	11,948	18,115	(6,167)	-34.0%

INCOME from continuing operations	$19,916	$29,282	$(9,366)	-32.0%

LOSS from discontinued operations	$0	$(49)	$49	-100.0%

NET INCOME	$19,916	$29,233	$(9,317)	-31.9%

Diluted earnings per common share from continuing operations	$0.22	$0.33	$(0.11)

Diluted earnings per common share from discontinued operations	$0.00	$(0.00)	$0.00

Total diluted earnings per common share	$0.22	$0.33	$(0.11)

Diluted shares	88,540	88,316

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)
	Year-to-Date Ended
	6/29/2008	7/1/2007	$ Change	% Change
REVENUES
Sales	$1,069,102	$1,081,256	$(12,154)	-1.1%
Franchise revenues	145,012	141,820	3,192	2.3%

TOTAL REVENUES	1,214,114	1,223,076	(8,962)	-0.7%

COSTS & EXPENSES
Cost of sales	665,203	661,238	3,965	0.6%
Company restaurant operating costs	307,449	304,793	2,656	0.9%
Operating costs	14,920	8,787	6,133	69.8%
Depreciation of property & equipment	58,692	56,801	1,891	3.3%
General & administrative expenses	98,546	102,213	(3,667)	-3.6%
Restructuring and special committee related charges	16,916	11,636	5,280	45.4%
Other income, net	(551)	(6,693)	6,142	-91.8%

TOTAL COSTS & EXPENSES	1,161,175	1,138,775	22,400	2.0%

OPERATING INCOME	52,939	84,301	(31,362)	-37.2%

Interest expense	(18,105)	(23,105)	5,000	21.6%
Interest income	3,991	7,967	(3,976)	-49.9%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	38,825	69,163	(30,338)	-43.9%

INCOME TAXES	14,766	25,400	(10,634)	-41.9%

INCOME from continuing operations	$24,059	$43,763	$(19,704)	-45.0%

INCOME from discontinued operations	$0	$157	$(157)	-100.0%

NET INCOME	$24,059	$43,920	$(19,861)	-45.2%

Diluted earnings per common share from continuing operations	$0.27	$0.48	$(0.21)

Diluted earnings per common share from discontinued operations	$0.00	$0.00	$(0.00)

Total diluted earnings per common share	$0.27	$0.48	$(0.21)

Diluted shares	88,412	92,011

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 29,	December 30,
	2008	2007
	(Unaudited)
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$221,916	$211,200
Accounts receivable, net	73,195	72,069
Deferred income taxes	9,876	7,304
Inventories and other	32,034	29,590
Advertising fund restricted assets	52,337	42,665
Assets held for disposition	4,566	3,338

	393,924	366,166

Property and equipment	2,138,102	2,119,140
Accumulated depreciation	(903,458)	(872,255)

	1,234,644	1,246,885

Goodwill	83,923	84,001

Deferred income taxes	5,269	4,899

Intangible assets, net	2,982	2,704

Other assets	81,062	84,742

	$1,801,804	$1,789,397

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 29,	December 30,
	2008	2007
	(Unaudited)
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$77,058	$85,662
Accrued expenses:
Salaries and wages	26,881	39,157
Taxes	33,849	31,033
Insurance	62,722	57,190
Other	55,126	45,612
Advertising fund restricted liabilities	52,337	35,760
Current portion of long-term obligations	922	26,591

	308,895	321,005

Long-term obligations
Term debt	521,426	521,343
Capital leases	21,663	21,680

	543,089	543,023

Deferred income taxes	53,048	45,351
Other long-term liabilities	77,538	75,887

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued: 130,940,000 and 130,241,000 shares, respectively	13,094	13,024
Capital in excess of stated value	1,125,038	1,110,363
Retained earnings	1,290,042	1,287,963
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	25,431	28,949
Pension liability	(17,193)	(18,990)

	2,436,412	2,421,309
Treasury stock at cost: 42,844,000 shares	(1,617,178)	(1,617,178)

	819,234	804,131

	$1,801,804	$1,789,397

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

			Increase/		Increase/
	As of	As of	(Decrease)	As of	(Decrease)
	June 29, 2008	March 30, 2008	From Prior Quarter	July 1, 2007	From Prior Year
Wendy’s
U.S.
Company	1,263	1,267	(4)	1,297	(34)
Franchise	4,655	4,650	5	4,661	(6)

	5,918	5,917	1	5,958	(40)

Canada
Company	139	140	(1)	145	(6)
Franchise	236	237	(1)	231	5

	375	377	(2)	376	(1)

Other International
Company	0	0	0	2	(2)
Franchise	332	328	4	325	7

	332	328	4	327	5

Total Wendy’s
Company	1,402	1,407	(5)	1,444	(42)
Franchise	5,223	5,215	8	5,217	6

	6,625	6,622	3	6,661	(36)

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Sales	Includes sales from company operated restaurants. Also included are sales of kids’ meal toys and the sales to franchisees from Wendy’s bun baking facilities.

Franchise Revenues
Consists primarily of royalties, rental income, gains from the sales of properties to franchisees and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of kids’ meal toys and cost of goods sold to franchisees from Wendy’s bun baking facilities.

Company Restaurant Operating Costs
Consists of all costs necessary to manage and operate restaurants, except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs
Includes rent expense related to properties leased to franchisees and other franchisee related costs such as remodel incentives. Also includes costs to operate and maintain Wendy’s bun baking facilities.

General and Administrative Expenses	Costs that cannot be directly related to generating revenue.

Restructuring and Special Committee Related Charges	Includes restructuring costs and costs related to the Special Committee of the Board of Directors, which was formed to explore strategic alternatives for the Company.

Other Income, net
Includes expenses (income) that are not directly derived from the Company’s primary businesses. This includes income from the Company’s investments in joint ventures and other minority investments. Expenses include store closures, other asset write-offs, and sales of properties to non-franchisees.

Income (Loss) from Discontinued Operations	Reflects net income (loss) from Cafe Express.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.
Growth Plans. The Company plans to increase the number of systemwide restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.
The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.
International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.
Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.
Execution of the Merger Agreement with Triarc Companies, Inc. The execution of the Merger Agreement with Triarc may give rise to other risk factors, including the satisfaction of the conditions to consummation of the merger, including the approval of the merger agreement by shareholders of both companies and all required regulatory approvals; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require the Company to pay a $10 million expense reimbursement to Triarc; the amount of the costs, fees, expenses and charges related to the merger, including the incurrence of additional compensation expense to retain employees; the effect of the announcement of the merger on the Company’s business relationships, operating results and business generally, including the ability to retain key employees; the risk that the merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of its common shares; the potential adverse effect on the Company’s business, properties and operations because of certain covenants in the merger agreement; the risk that the Company may be subject to litigation in connection with the merger; and risks related to diverting management’s attention from the Company’s ongoing business operations.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.